United States securities and exchange commission logo





                    January 12, 2022

       Andrew Phillips
       Chief Financial Officer
       Helix Acquisition Corp
       200 Clarendon Street
       52nd floor
       Boston, MA 02116

                                                        Re: Helix Acquisition
Corp
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed March 31,
2021
                                                            Form 10-Q for the
Nine Months Ended September 30, 2021
                                                            Filed November 12,
2021
                                                            File No. 001-39630

       Dear Dr. Phillips:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences